                          STRATEGIC ALLIANCE AGREEMENT


         THIS AGREEMENT ("Agreement") is dated as of the 13th day of August, 1999, by and between QVC, Inc. ("QVC"), a Delaware corporation with its principal place of business at Studio Park, 1200 Wilson Drive, West Chester, PA 19380, and AMBI Inc. ("Company"), a New York corporation, with its principal place of business at 4 Manhattanville Road, Purchase, New York 10577-2197 and shall be effective as set forth in paragraph 4 herein.


                                   BACKGROUND

         A. QVC and its affiliates promote, market, sell and distribute (collectively, "Promote") products through various means and media, including without limitation, their televised shopping programs (the "Programs").

         B. Company manufactures and/or sells various items of health care and dietary supplement products under the Lite Bites brand ("Lite Bites Branded Products") and manufactures and/or sells various items of health care and dietary supplement products under other brands ("Other Branded Products") (all such Lite Bites Branded Products sold by Company to QVC, whether now in existence or developed hereafter, and all such Other Branded Products sold by Company to QVC are collectively called the "Products").

         C. Company and QVC desire that QVC Promote the Lite Bites Branded Products through certain means and media, and that (i) Marvin Segel, a representative of Company (or any other mutually agreed upon spokesperson, hereinafter referred to as the "Lite Bites Spokesperson"), appear on certain of the Programs to assist QVC in promoting the Lite Bites Branded Products, and that (ii) another mutually agreed upon Spokesperson (hereinafter referred to as the "Other Products Spokesperson") appear on certain of the Programs to assist QVC in promoting the Other Branded Products (collectively referred to as the "Spokespersons") .

         D. Company and QVC desire to develop a Heart Healthy Show related to heart healthy products featuring Company's Products.

         NOW, THEREFORE, incorporating the foregoing background, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

         1.       Grant of License and Other Rights.


         LITE BITES GRANT

         (a) Company grants to QVC and its affiliates throughout the Term (as defined in paragraph 3(a) below) of this Agreement: (i) the exclusive worldwide right to Promote the Lite Bites Branded Products through all means and media including, without limitation, Direct Response Television Programs (as defined below); and (ii) the right to use, publish, reproduce and transmit the Lite Bites trademarks, trade names and/or logos used by Company in connection with the promotion of Lite Bites Branded Products, including without limitation the words "Lite Bites" (whether now in existence or created hereafter in connection with the promotion of the Lite Bites Branded Products, collectively, the "Lite Bites Trademarks") to Promote the Products in accordance with the terms and conditions of this Agreement. In addition, Company grants to QVC and its affiliates the non-exclusive right to use the rights granted above during the Sell-Off Period (as defined in paragraph 3(c) below). For purposes of this Agreement, "Direct Response Television Programs" shall mean any televised program which requests a consumer to respond to any promotion of any product or service by mail, telephone or other electronic means, which program: (A) is live; (B) contains an intermittent or continuous call to action; (C) devotes at least twenty percent (20%) of its programming time to the promotion of products or services; or (D) is otherwise in the style of a televised retailing program.

         (b) Lite Bites Branded Products may, upon agreement of the Company and QVC, be branded by the Company with other brand names dedicated to QVC for sales on Direct Response Television Programs, e.g. Lite Bites will be branded "Brite Bites" for Direct Response Television Programs in the UK. The licenses and rights granted to QVC for the Lite Bites Branded Products, shall extend to such other dedicated brands agreed to by the Company for sales by QVC on Direct Response Television Programs.


         HEART HEALTHY SHOW GRANT

         (c) Heart Healthy Show. Within six months of the date of this Agreement, QVC agrees to develop, produce and on-air test at such time and on such date as QVC shall determine, a one hour format program tentatively identified as the Heart Healthy Show (such name or any other name to be acceptable to QVC at such time), subject to the availability of mutually agreeable Products and prices therefor. Both parties agree to negotiate in good faith to arrive at mutually agreeable Products and prices for inclusion in the Heart Healthy Show. This show will offer for sale primarily products derived from the Company's CardiaNutrition(TradeMark) line of products (although Other Branded Products sold to QVC will not be branded "CardiaNutrition") and may include Lite Bites Branded Products. Products sold in the Heart Healthy Show will be exclusively sourced from AMBI, unless otherwise agreed. If the parties agree to proceed with a Heart Healthy show, then the Company grants to QVC the licenses and rights set forth below.

         (d) Company grants to QVC and its affiliates throughout the Term (as defined in paragraph 3 below) of this Agreement: (i) the exclusive worldwide right to Promote the Products through Direct Response Television Programs called the Heart Healthy Show or another title agreed to by the Company, any such name to be acceptable to QVC, and the rights in 1(f) below, and (ii) the right to use, publish, reproduce and transmit for the Products offered on the Heart Healthy show, the trademarks, trade names and/or logos used by Company in connection with the Lite Bites Branded Products and Other Branded Products, including without limitation the words "Lite Bites" (whether now in existence or created hereafter and used in connection with the promotion of the Products, collectively, the "Heart Healthy Show Trademarks") to Promote the Products in accordance with the terms and conditions of this Agreement. In addition, Company grants to QVC and its affiliates the non-exclusive right to use the rights granted above during the Sell-Off Period (as defined in paragraph 3(c) below).

         (e) So long as this Agreement remains in effect, QVC shall have a right of first refusal to match any marketing proposals for the Products offered for sale on the Heart Healthy show, to be offered via infomercial, radio or similar, over-the air, interactive medium, excluding internet. Under no circumstances shall Company offer any third party the right to Promote the Product via infomercial, radio or interactive medium on terms more favorable than those offered to QVC.

         (f) QVC may list Products on its iQVC Internet site incidental to its Promotion of these Products through Direct Response Television Programs.


ALL PRODUCTS

         (g) The Spokesperson, as the case may be, grants to QVC and its affiliates (i) throughout the Term of this Agreement, the exclusive worldwide right to use his name, likeness, image, voice and performance (the "Endorsement") to Promote the Lite Bites Branded Products and Other Branded Products for which the Spokesperson appears on Programs to assist QVC in promoting the Products through Direct Response Television Programs, in accordance with the terms and conditions of this Agreement, and (ii) throughout the Term of this Agreement and the Sell-Off Period, the non-exclusive worldwide right to use the Endorsement to Promote the Products for which Spokesperson appeared, through any means or media. Hereinafter, the rights granted to

QVC pursuant to subparagraphs (a), (b), (c), (d), and (e) of this paragraph 1 and this subparagraph (f) are collectively referred to as the "License".

         2.       Products.

         (a) From time to time, QVC may issue to Company a purchase order (any such purchase order, as may be issued from time to time, is hereinafter referred to as a "Purchase Order"). Hereafter, any purchases of Products by QVC shall be made according to the terms set forth in this Agreement and on any such Purchase Order(s). This paragraph 2, together with all other terms of each Purchase Order, shall survive the expiration or termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement or otherwise, QVC makes no representations or warranties with respect to (i) the amount of Products that may be sold through the Programs, if any, (ii) the number of times, if any, the Products may be offered for sale on the Programs or
(iii) the amount of revenue, if any, that may be generated through any sales of Products on the Programs. Although this Agreement does not obligate QVC to purchase any Products from Company or to Promote or sell any Products, during the Term of this Agreement, QVC shall treat Company as a Core Vendor, including payment of 100% of Company's invoices, net thirty (30) days from receipt of goods, less returns and performance-related chargebacks, if any.

         (b) During the Term of this Agreement, Company and/or the Spokespersons, at their sole expense, shall provide to QVC or its designee, upon the reasonable request of QVC, (i) all then-existing relevant research and development information for the Products, and subject the Products to all necessary or appropriate quality control procedures, and other testing to ensure that the Products fully comply with all claims made or to be made about the Products and any applicable state and federal laws, rules and regulations, (ii) reasonable advisory services with respect to QVC's efforts to Promote the Products, and (iii) such other creative input as QVC may reasonably deem appropriate from time to time.

         3.       Term.

         (a) Generally. The initial term of this Agreement (the "Initial Term") shall be retroactive to January 1, 1999 and shall expire on December 31, 1999. Upon the expiration of the Initial Term, this Agreement shall automatically and continually renew for additional one-year terms (each, a "Renewal Term," and the Initial Term and all Renewal Terms being collectively referred to herein as the "Term") in perpetuity, unless (i) either party notifies the other party in writing, at least sixty (60) days prior to the end of the Initial Term or any Renewal Term, as the case may be, of its intent to terminate the

Agreement, and (ii) Net Purchases of Products during the Initial Term or such Renewal Term are less than the Minimum Amount (as such terms are defined in paragraphs 3(d) and (e) hereof).

         (b) Right to Cure. Notwithstanding anything to the contrary contained in paragraph 3(a) hereof, if Company gives QVC timely notice of its intent to terminate the Agreement due to insufficient Net Purchases for the Initial Term or then-current Renewal Term, as the case may be, then QVC may cure such shortfall by issuing purchase order(s) for Products in quantities which, if added to existing Net Purchases for such period, would yield Net Purchases equaling or exceeding the Minimum Amount for such period. In such case, such notice of termination shall be deemed rescinded, and the Agreement shall renew for another Renewal Term. Net Purchases derived from Products ordered pursuant to such right to cure shall be counted toward the Minimum Amount applicable to the term being cured so long as payment is made by QVC to Company prior to expiration of the Term being cured. Purchase Orders issued pursuant to a right to cure shall be on a 0% Sale or Return basis, i.e. Product being purchase is non-returnable and non-refundable, except for defective and non-conforming goods.

         (c) Failure to Achieve Minimum Amount. If Company gives QVC timely notice of its intent to terminate the Agreement due to insufficient Net Purchases for the Initial Term or then-current Renewal Term, as the case may be, and QVC fails to exercise its right to cure under paragraph 3(b) hereof, then the Agreement shall terminate at the conclusion of such Term, whereupon QVC may continue to exercise the License rights, including the Endorsement, on a nonexclusive basis (i) for a period of up to three months after termination on Direct Response Television Programs and iQVC, (ii) for a period of up to six months after termination through all other means and media for which rights are granted hereunder, and (iii) as long as is necessary with respect to continuity sales, so long as during the initial three month period from termination QVC Promotes the Lite Bites Branded Products on air for at least 50% of the average number of minutes per month that QVC Promoted such Products in the previous year ("Previous Year's Time); provided however, if QVC does not meet the Previous Year's Time, then such rights with respect to continuity sales will be limited to a total of six months from termination (the "Sell-Off Period"). During the Sell-Off Period, QVC may (i) sell off any of its remaining inventory of Products, (ii) place additional orders for Products to fulfill any remaining unfilled customer orders for Products, and (iii) have such additional orders fulfilled by Company. Failure of QVC to achieve the Minimum Amount in the Initial Term or any Renewal Term shall not constitute a breach of this Agreement.

         (d) Minimum Amount. For purposes of this Agreement, "Minimum Amount" for Lite Bites Branded Products shall mean (***) for the Initial Term. The

Minimum Amount for each Renewal Term shall be (***)% greater than the preceding Term. Minimum Amounts for sales on the Heart Healthy show shall be as agreed upon by the parties prior to launching the show.

         (e) Net Purchases. For purposes of this Agreement, "Net Purchases" shall mean the aggregate amount of all Purchase Orders for Products issued by QVC to Company during the applicable term excluding freight, shipping and handling charges, sales, use and other taxes.

         (f) Exclusivity. Should Net Purchases of Lite Bites Branded Products during any Term be less than (***), (i) QVC's rights to Promote the Lite Bites Branded Products through all means and media other than Direct Response Television Programs shall become nonexclusive and (ii) QVC's right to Promote the Lite Bites Branded Products through Direct Response Television Programs shall remain exclusive. Notwithstanding the foregoing, QVC shall use commercially reasonably efforts to promote Products, provided that notwithstanding QVC's failure to achieve Net Purchases of (***), Company's sole remedy shall be as set forth in the preceding sentence.

         4.       Appearances.

         (a) Lite Bites - If requested by QVC, the Lite Bites Spokesperson shall make at least six (6) Appearances on the Lite Bites Programs during each year during the Term of this Agreement. For purposes of this Agreement, an "Appearance" shall mean a one (1) to three (3) day period during which the Products may be offered for sale on certain of the Programs.

         (b) Other Branded Products - The parties will agree on the number of appearances and the definition of an appearance with respect to Other Branded Products Spokesperson.

         (c) The Spokespersons agree to appear in promotional announcements featuring the Programs, at dates and times determined by QVC, subject to their reasonable availability. Unless otherwise determined by QVC, all Appearances and promotional announcements shall take place at QVC's studios in West Chester, Pennsylvania. Any costs and expenses of the Spokespersons that may arise in connection with all Appearances and promotional announcements, including without limitation, travel, lodging and food, shall be borne by Company. QVC makes no representations or warranties with respect to the number of Appearances, if any, that it may request the Spokespersons to make. Company and QVC may mutually agree to replace any

Spokesperson at any time during the Term of this Agreement. In the event of the death or disability of a Spokesperson, or the failure of a Spokesperson to make an Appearance required pursuant to this Agreement for any other reason, Company shall use commercially reasonably efforts to provide an alternative Spokesperson satisfactory to QVC. Appearances on other Programs shall be agreed upon by the parties.

         (d) Company agrees to protect, defend, hold harmless and indemnify QVC and its affiliates, employees, agents, officers and directors, from and against any and all claims, actions, suits, costs, liabilities, damages and expenses (including, without limitation, all attorney's fees and court costs) arising out of or related to any acts or omissions of Company or Spokespersons in connection with the Appearances, which obligation shall survive the expiration or termination of this Agreement.

         (e) QVC agrees to protect, defend, hold harmless and indemnify Company and its affiliates, employees, agents, officers and directors, and Spokespersons from and against any and all claims, actions, suits, costs, liabilities, damages and expenses (including, without limitation, all attorneys' fees and court costs) arising out of or related to any acts or omissions of QVC in connection with its Promotion of the Products, which obligation shall survive the expiration or termination of this Agreement.

         5. Warrant. A Warrant shall be issued to QVC upon execution of this Agreement. The Warrant is set forth on Exhibit A and grants to QVC or an affiliate the right to purchase up to four hundred twenty thousand (420,000) common shares of Company. QVC agrees to pay to AMBI $63,000 for the Warrant.

         6. Non-Compete. Except as contemplated hereunder and without the prior written consent of QVC, neither Company nor Spokespersons shall, during the Term of this Agreement, and, if this Agreement is terminated by Company, during the three (3) month period following the expiration or termination of this Agreement, promote, advertise, endorse or sell (a) any goods, services, or products, including without limitation the Products, anywhere in the world by means of Direct Response Television Programs other than QVC's Programs, and (b) the Lite Bites Branded Products anywhere in the world by any means or media (subject to paragraph 3(f) herein). Notwithstanding the foregoing, in the event that during the Term of this Agreement, a Spokesperson's association with Company is terminated for any reason and, in connection with such termination, a Spokesperson's role as the Spokesperson under this Agreement is terminated, then such Spokesperson's obligations pursuant to this Paragraph 6, except the obligations with respect to the Products, shall terminate upon the later of the date which is (a) one (1) year after the date of the last Appearance, and (b) one (1) year after the effective date of the termination of Spokesperson's association with Company. In the event that during the Term of this Agreement, a Spokesperson's role as the Spokesperson under this Agreement is terminated for any reason other than in connection with the termination of such Spokesperson's association with Company, then such Spokesperson's obligations pursuant to this Paragraph 6, except the obligations with respect to the Products, shall terminate upon the date which is one (1) year after the date of the last Appearance. A Spokesperson's obligations with respect to the Products shall in all cases terminate upon the date which is one (1) year after the expiration or termination of this Agreement, as set forth in the first sentence of this Paragraph 6. This provision shall survive the expiration or termination of this Agreement.

         7.       Representations, Warranties and Covenants.

         (a) Company represents, warrants and covenants, which representations, warranties and covenants shall continue during the Term of this Agreement and shall survive the expiration or termination of this Agreement, that: (i) it possesses the full power and exclusive right to grant the License to QVC; (ii) the execution, delivery and performance of this Agreement, including the Warrant, by Company does not violate any agreement, instrument, judgment, order or award of any court or arbitrator or any law, rule or regulation; (iii) each Product shall comply with all foreign, federal, state, county, municipal or other statutes, laws, orders and regulations of any governmental or quasi-governmental entity; (iv) QVC's use of the License, and QVC's Promotion of the Products as permitted hereunder, will not infringe or otherwise violate the copyrights, trademarks, or other proprietary rights of third parties or constitute unfair competition; (v) all claims concerning the Products made by Company are, and will be, true and correct at the time such claims are made, and supported by data which complies with applicable law; and (vi) except as contemplated hereunder, there exist no agreements, or other arrangements, for Company to endorse, promote, advertise, or sell any Products through Direct Response Television Programs. Company shall provide QVC with any and all documents reasonably required or requested by QVC at any time and from time to time to support the representations and warranties herein contained. Company shall cause any Spokesperson to agree to the provisions set forth in paragraphs 1(f), 2(b), 3(c), 4, 6, 7(c), 8(a), 10 and 11 of this Agreement.

         (b) QVC represents, warrants and covenants, which representations, warranties and covenants shall continue during the Term of this Agreement and shall survive the expiration or termination of this Agreement, that: (i) it possesses the full power and exclusive right to entire into this Agreement; and
(ii) the execution, delivery and performance of this Agreement by QVC does not violate any agreement, instrument, judgment, order or award of any court or arbitrator or any law, rule or regulation. QVC shall provide Company with any and all documents reasonably required or requested by

QVC at any time and from time to time to support the representations and warranties herein contained.

         (c) Each Spokesperson represents, warrants and covenants, which representations, warranties and covenants shall continue during the term of this Agreement and shall survive the expiration or termination of this Agreement, that: (i) he possesses the full power and exclusive right to grant the Endorsement to QVC; (ii) the execution, delivery and performance of this Agreement does not violate any agreement, instrument, judgment, order or award of any court or arbitrator or any law, rule or regulation; (iii) all claims concerning the Products made by Spokesperson are, and will be, true and correct at the time such claims are made, and supported by data which complies with applicable law; and (iv) except as contemplated hereunder, there exist no agreements, or other arrangements, for the Spokesperson to endorse, promote, advertise, or sell any Products through Direct Response Television Programs. The Spokesperson shall provide QVC with any and all documents reasonably required or requested by QVC at any time and from time to time to support the representations and warranties herein contained.

         8.       Confidentiality.

         (a) Company and each Spokesperson each acknowledge and agree that any and all information regarding QVC or its operations disclosed to them in conjunction with this Agreement, and any information regarding the sale and promotion of Products and/or products by QVC, will be treated as confidential information and will not be disclosed to any third party at any time during the term of this Agreement, including any Renewal Term(s), and thereafter. Company and the Spokesperson further agree that any such information will not be used for any purposes by Company or any Spokesperson other than for purposes contemplated by this Agreement. Confidential information shall not be deemed to include information which (a) is public knowledge or becomes generally available to the public other than as a result of disclosure by Company or the Spokesperson; (b) becomes available to Company or the Spokesperson, on a non-confidential basis, from a source (other than QVC or its agents) who is not bound by a confidentiality agreement with QVC; or (c) is in the possession of Company or the Spokesperson prior to disclosure by QVC, provided that the source was not bound by a confidentiality agreement with QVC. Company and the Spokesperson each agree that in the event of a breach or threatened breach of the terms of this paragraph 8 and/or the provisions of paragraph 6, QVC shall be entitled to seek from any court of competent jurisdiction, preliminary and permanent injunctive relief which remedy shall be cumulative and in addition to any other rights and remedies to which QVC may be entitled. Company and the Spokesperson each acknowledge and agree that the confidential information and other information referred to in this paragraph 8 and the prohibitions provided in paragraph 6 above, are valuable and unique and that such breach of such provisions will result in immediate irreparable injury to QVC. The rights and obligations of the parties set forth in this paragraph 8 shall survive and continue after the termination or expiration of this Agreement.

         (b) QVC acknowledges and agrees that any and all information regarding Company or its operations disclosed to it in conjunction with this Agreement, will be treated as confidential information and will not be disclosed to any third party at any time during the term of this Agreement, including any Renewal Term(s), and thereafter. Confidential information shall not be deemed to include information which (a) is public knowledge or becomes generally available to the public other than as a result of disclosure by QVC; (b) becomes available to QVC, on a non-confidential basis, from a source (other than Company or its agents) who is not bound by a confidentiality agreement with Company; or (c) is in the possession of QVC prior to disclosure by Company, provided that the source was not bound by a confidentiality agreement with Company. QVC agrees that in the event of a breach or threatened breach of the terms of this paragraph 8, Company shall be entitled to seek from any court of competent jurisdiction, preliminary and permanent injunctive relief which remedy shall be cumulative and in addition to any other rights and remedies to which Company may be entitled. QVC acknowledges and agrees that the confidential information and other information referred to in this paragraph 8 are valuable and unique and that such breach of such provisions will result in immediate irreparable injury to Company. The rights and obligations of the parties set forth in this paragraph 8 shall survive and continue after the termination or expiration of this Agreement.

         9. Committee. The parties shall create and structure a committee (the "Committee") which will have equal membership of up to three (3) members from each party, and that will have the responsibility to coordinate activities between the Company and QVC. The Committee shall meet at least quarterly unless otherwise mutually agreed. The plans include, but are not limited to allocating responsibilities and establishing timeframes and implementation schedules. The areas to be decided by the Committee shall include, but are not limited to:

         (a) Introduction of Company's Products into non-US Direct Response Television Programs;

         (b)  Operations, such as inventory planning and rotation;

         (c) Programming, such as the new Heart Healthy Show or new Lite Bites products shows;

         (d) Other distribution channels, such as infomercials for Lite Bites Branded Products, catalog programs, such as Heart's Content, and retail initiatives.

         10. Publicity. Except for incidental non-derogatory remarks necessitated by the services provided hereunder or as required by law or regulation, neither Company nor any Spokesperson shall issue any publicity or press release regarding their contractual relations with QVC or otherwise make any oral or written reference to QVC regarding their activities hereunder, without obtaining QVC's prior written consent, and approval of the contents thereof. Neither Company nor any Spokesperson shall utilize any trade name, service mark, trademark, or copyright belonging to QVC without the prior written consent of QVC.

         11. Miscellaneous.

         (a) Amendment. This Agreement may not be varied, amended, or modified unless in writing signed by the parties hereto.

         (b) No Assignment. This Agreement and the rights and obligations hereunder are not assignable and any such assignment shall be null and void.

         (c) Governing Law. This Agreement shall be construed according to the internal laws of the Commonwealth of Pennsylvania, without regard to conflict of laws principles. Each of QVC, Company and each Spokesperson hereby consents to the exclusive jurisdiction of the state courts of the Commonwealth of Pennsylvania, Chester County, and the United States District Court for the Eastern District of Pennsylvania, in all matters arising out of this Agreement. Company and each Spokesperson each consent to service of process by certified mail, return receipt requested, at the address indicated in the opening paragraph hereof.

         (d) Notices. All notices provided for hereunder shall be sent via certified mail, return receipt requested, or by reputable overnight carrier, to the addresses indicated in the opening paragraph hereof. All notices sent to QVC shall be sent to the attention of Executive Vice President, Merchandising, and Senior Vice President, General Counsel. All notices sent to the Company shall be sent to the attention of Senior Vice President and General Counsel.

         (e) Entire Agreement. This Agreement supersedes all prior communications between the parties regarding the subject matter hereof, whether oral or written, and constitutes the entire understanding of the parties.

         (f) Remedies and Waiver. No delay or failure on the part of any party hereto in exercising any right or remedy under this Agreement, and no partial or single exercise thereof, shall constitute a waiver of such right or remedy or of any other right or remedy. The rights and remedies provided in this Agreement shall be in addition to, and not in lieu of, any rights and remedies provided in any Purchase Order(s) or under applicable law. The rights and remedies provided in this Agreement and the Purchase Order are intended to be consistent and cumulative. However, to the extent needed to resolve any conflict between this Agreement and the terms and conditions of any Purchase Order, the terms and conditions of this Agreement shall govern.

         (g) Severability. If any term or condition of this Agreement or the application thereof shall be illegal, invalid or unenforceable, all other provisions hereof shall continue in full force and effect as if the illegal, invalid or unenforceable provision were not a part hereof. The headings used in this Agreement are for the convenience of the parties only and shall not be construed in the interpretation of any provisions of this Agreement.

         (h) No Joint Venture. Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers, and none of the parties hereto shall have the power to obligate or bind the others in any manner whatsoever. Each of the parties hereto agree that in performing their duties under this Agreement they shall be in the position of independent contractors.


         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the date first above written.

AMBI, INC.                                   QVC, INC.


By:  /s/ Fredric D. Price                    By:  /s/ Daniel J. Schutzman
     -------------------------                    ---------------------------
     Fredric D. Price                        Daniel J. Schutzman
     President and CEO                       Vice President


I, Marvin Segel, hereby acknowledge the terms and conditions set forth in the above Agreement, and, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, agree to be personally bound by the provisions set forth in paragraphs 1(f), 2(b), 3(c), 4, 6, 7(c), 8(a), 10 and 11 of the above Agreement.

/s/ Marvin Segel
------------------------
Marvin Segel


Date: August 13, 1999
      ----------------------

Exhibit A


                                    AMBI INC.


                                     WARRANT


Dated:              as of August 13, 1999
Number of Shares:   420,000
Exercise Price:     As defined below in Section 3
Holder:             QVC, Inc
Address:            Studio Park, 1200 Wilson Drive, West Chester, PA 19830

-------------------------------------


The Holder is entitled to exercise this Warrant to purchase from AMBI Inc., a New York corporation (hereinafter called the "Company" or "Holder"), at the Exercise Price(s), the number of shares of the Company's common stock, $.005 par value, set forth above ("Common Stock").


1. The right to exercise this Warrant shall apply as to the tranches thereof set forth below only from and after the date set forth with respect to such tranche (the "Vesting Date"), and only if the Strategic Alliance Agreement dated of even date herewith (the "Agreement") was in effect on the Vesting Date:


--------------------------------------------------------------------------------
Tranche Number              Number of Shares            Vesting Date
--------------------------------------------------------------------------------
1                                150,000                December 31, 1999

2                                 60,000                October 1, 2000

3                                105,000                December 31, 2000

4                                105,000                December 31, 2000
--------------------------------------------------------------------------------


2. The right to exercise this Warrant shall expire four years from the date of issuance, and no shares of Common Stock may be acquired under this Warrant from and after such date.

3. The Initial Warrant Exercise Price is 120% of the Initial Stock Price. The Initial Stock Price is the average NASDAQ closing price of AMBI common stock on the five trading days immediately preceding the execution of this Agreement between AMBI and QVC.

     (a) The Initial Warrant Exercise Price will be adjusted under the following conditions:

              (i) If Product Purchases (each as defined in the Agreement) by QVC from AMBI for the period January 1, 1999 through December 31, 1999 are less than $(***), then the exercise price of the warrants which are scheduled to vest on December 31, 1999 will be the greater of the Warrant Exercise Price or the sum of (1) 120% of the average NASDAQ closing price of AMBI common stock on the five trading days immediately preceding January 1, 2000 (the First Revised Stock Price) plus (2) the difference between the First Revised Stock Price and the Initial Stock Price.

              (ii) If by September 30, 2000, QVC has not aired a total of (***) full hours of "Heart Healthy" programming (as defined in the Agreement) featuring AMBI products, then the exercise price of the warrants which are scheduled to vest on July 1, 2000 will be the greater of the Warrant Exercise Price or the sum of (1) 120% of the average NASDAQ closing price of AMBI common stock on the five trading days immediately preceding January 1, 2000 (the Second Revised Stock Price) plus (2) the difference between the Second Revised Stock Price and the Initial Stock Price.

              (iii) If Product Purchases by QVC from AMBI for the period January
                    1, 2000 through December 31, 2000 are less than $(***), then the exercise price of the warrants which are scheduled to vest on December 31, 2000 will be the greater of the Warrant Exercise Price or the sum of (1) 120% of the average NASDAQ closing price of AMBI common stock on the five trading days immediately preceding January 1, 2000 (the Third Revised Stock Price) plus (2) the difference between the Third Revised Stock Price and the Initial Stock Price.

              (iv) If Product Purchases by QVC from AMBI for the period January 1, 2001 through December 31, 2001 are less than $(***), then the exercise price of the warrants which are scheduled to vest on December 31, 2001 will be the greater of the Warrant Exercise Price or the sum of (1) 120% of the average NASDAQ closing price of AMBI common stock on the five trading days immediately preceding January 1, 2000 (the Fourth Revised Stock Price) plus (2) the difference between the Fourth Revised Stock Price and the Initial Stock Price.

4. The rights represented by this Warrant may be exercised at any time within the period above specified, in whole or in part, by

              (a) giving to the Company notice of exercise at the principal executive office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company);

              (b) paying to the Company the exercise price for the number of shares specified in the above-mentioned notice of exercise together with applicable stock transfer taxes, if any; and

              (c) unless in connection with an effective registration statement which covers the sale of the shares underlying the Warrant, the delivery to the Company of a statement by the Holder (in a form acceptable to the Company and its counsel) that such shares are being acquired by the Holder for investment and not with a view to their distribution or resale.

5. This Warrant and the Common Stock issuable on exercise of this Warrant (the "Underlying Shares") may be transferred, sold, assigned or hypothecated, only if registered by the Company under the Securities Act of 1933, as amended (the "Act"), or if the Company has received from counsel to the Company a written opinion to the effect that registration of the Warrant or the Underlying Shares is not necessary in connection with such transfer, sale, assignment or hypothecation. The Underlying Shares shall be appropriately legended to reflect this restriction and stop transfer instructions shall apply.

6. The Company covenants and agrees that all shares of Common Stock which may be issued upon exercise hereof will, upon issuance, be duly and validly issued, fully paid and non-assessable and no personal liability will attach to the holder thereof. The Company further covenants and agrees that, during the periods within which this Warrant may be exercised, the Company will at all times have authorized and reserved a sufficient number of shares of Common Stock for issuance upon exercise of this Warrant and all other Options.

7. This Warrant shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

8.   Certain Adjustments.

     (a) In case the Company shall at any time subdivide or combine the outstanding shares of Common Stock, the exercise price of this Warrant shall forthwith be proportionately decreased in the case of subdivision or increased in the case of combination. Upon each such adjustment of the exercise price, the number of shares of Common Stock usable upon the exercise of this Warrant shall be adjusted to the nearest full share by multiplying the exercise price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon exercise of this Warrant immediately prior to such adjustment and dividing the product so obtained by the adjusted exercise price.

     (b) Major Transactions, etc.

         (i) In case of any Major Transaction (as hereinafter defined) the Holder shall thereafter have the right (during the balance of the term of this Warrant) to purchase the kind and number of shares of stock and other securities and property (including cash) such holder would have received in such Major Transaction had he exercised this Warrant and had this Warrant theretofore become exercisable as to all tranches thereof as if each Vesting Date hereunder had occurred. The purchase price shall be equal to the product of (x) the number of shares issuable upon exercise of this Warrant and (y) the Initial Warrant Exercise Price (or the Initial Warrant Exercise Price, as adjusted, with respect to any tranche of this Warrant for which any such adjustment pursuant to Section 3 shall have occurred prior to the Major Transaction).

         (ii) A "Major Transaction" means a reclassification or change of the outstanding shares of Common Stock (other than a change in par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or any consolidation of the Company with, or merger of the company into, or acquisitions by, another corporation (other than a consolidation or merger in which the Company is the surviving corporation and which does not result in any reclassification or change of the outstanding shares of Common Stock, except a change as a result of a subdivision or combination of such shares or a change in par value, as aforesaid), or a sale or conveyance to another corporation of all or substantially all of its assets or outstanding equity securities.

     (c) There are no other anti-dilution provisions. Without limiting the generality of the foregoing, no adjustment shall be required in respect of the issuance of additional shares, whether for cash, on conversion of preferred or other securities, or otherwise.

9.   Registrations.

     (a) Within 45 days after a request therefor which is given by QVC not earlier than 18 months after the date of issuance of this Warrant, the Company shall file a registration statement under the Act which covers all shares underlying this Warrant, whether or not vested, or for which this Warrant shall theretofore have been exercised. The Company shall use its best efforts to cause such registration statement to become effective and to remain effective until 90 days after the expiration of this Warrant .

     (b) If prior to the period when the Underlying Shares may be publicly sold pursuant to Rule 144 under the Act or pursuant to the registration statement referred to in Section (a), the Company shall file a registration statement under the Act to cover the public sale of Common Stock by any shareholder of the Company (other than a registration statement on Form S-8), the Company shall at QVC's request include in such registration statement which is filed by the Company all shares underlying this Warrant, whether or not vested, or for which this Warrant shall theretofore have been exercised. The Company shall give to Holder notice of such registration as soon as practicable (but not less than 30 days) prior to the filing of the registration statement. The Company need not include any shares in any registration statement under this Section (b) if the underwriters of any offering covered thereby provides the Company and QVC an opinion in writing that states that the inclusion of the requested shares in the offering will have a material adverse effect on the offering price or the Company's ability to complete the offering; provided that this sentence shall not apply unless the Company grants to Holder the right to demand an additional registration statement commencing 90 days after the consummation of the offering as to which such underwriters shall have made such objection. Holder's request as aforesaid may be given only during the 30-day period after the Company shall have given the notice aforesaid to Holder.

     (c) The expenses of each registration hereunder (other than underwriting discounts and commissions) shall be borne by the Company.

     (d) As a condition to the inclusion of any shares in any registration statement hereunder, the Company may require that Holder execute in favor of the Company indemnity and similar agreements (other than lock-up agreements) which are conventional in transactions of this type.

10. Commencing 90 days after the Vesting Date for each tranche, if the Company's Common Stock trades at more than $4.00 above the Warrant Exercise Price (or Adjusted Warrant Exercise Price, if applicable) for such tranche for a period of ten consecutive trading days, then AMBI will have the right, at its sole discretion, to repurchase any or all of this Warrant as to such tranche (the "Called Portion") at a price of $0.05 per share; provided, however, that this section 10 shall be effective and Repurchase Notices (as defined hereinafter) shall be valid, if and only if, there is an effective registration statement under the Act (or an exemption therefrom available to QVC in the opinion of its counsel, the reasonable expense of which shall be borne by the Company) that would cover the Acquired Shares (as hereinafter defined) for at least 90 days following the date of the Repurchase Notice if QVC were to exercise its rights with respect to the Called Portion. Upon notice by AMBI of its intention to repurchase (the "Repurchase Notice"), QVC will be have thirty (30) days from the date of the Repurchase Notice to exercise its rights hereunder to exercise this Warrant to purchase the shares covered by the Called Portion (the "Acquired Shares").

11. This Warrant shall be governed by and construed in accordance with the internal laws of the State of New York.

12. The Company represents and warrants that the issuance of this Warrant and the execution and delivery of the Agreement do not violate any agreement or organizational document of the Company, and that this Warrant has been issued, and the shares issuable on exercise of this Warrant when so issued will be issued, in compliance with all securities laws, including the Act.


IN WITNESS WHEREOF, AMBI INC. has caused this Warrant to be signed by its duly authorized officers under its corporate seal, and to be dated as of August 13, 1999.


AMBI INC.


By: Fredric D. Price
-----------------------------------
Fredric D. Price, President and CEO



Attest:


/s/ Benjamin T. Sporn
-----------------------------------
Benjamin T. Sporn, Secretary